Exhibit 5.3

Carnival plc Carnival House 5 Gainsford Street London SE1 2NE

London

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London EC4Y 1HS

T +44 20 7936 4000 (Switchboard)

F +44 20 7832 7001

LDE No 23

E email@?freshfields.com

www.freshfields.com

Doc ID

LON35216293/2

Our Ref

115283-0079

Carnival Corporation 3655 NW 87th Avenue Miami FL33178-2428

9 March 2015

Dear Sirs

REGISTRATION STATEMENT ON FORM S-3 ASR

INTRODUCTION

1.        In connection with the joint registration statement dated 9 March 2015 (the Registration Statement) under the Securities Act 1933 (the Act) on Form S-3ASR of Carnival Corporation, a corporation organised under the laws of the Republic of Panama (Carnival Corporation) and Carnival plc, a public limited company incorporated under the laws of England and Wales (the Company or PLC), we have been requested to render our opinion on certain matters in connection with the Registration Statement.

2.        The Registration Statement relates to the registration under the Act of the issuance of (i) Carnival Corporation’s senior debt securities (Senior Debt Securities) and subordinated debt securities (Subordinated Debt Securities and, together with the Senior Debt Securities, the Debt Securities), consisting of notes, debentures and/or other evidences of indebtedness denominated in United States dollars or any other currency, (ii) Carnival Corporation’s Warrants, (iii) Carnival Corporation’s Purchase Contracts, (iv) Carnival Corporation’s Units, (v) shares of Common Stock (including shares to be issued upon conversion of the Debt Securities) of Carnival Corporation, par value US$0.01 per share (the Carnival Corporation Common Stock), (vi) shares of Preferred Stock (including shares to be issued upon conversion of the Debt Securities) of Carnival Corporation, par value US$0.01 per share, (vii) the trust shares (the Trust Shares) of beneficial interest in the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands, which Trust Shares are paired with the Carnival Corporation Common Stock on a one-for-one basis and represent a beneficial interest in the special voting share of 1 pound sterling in the capital of the Company (the

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Special Voting Share) issued to Carnival Corporation (such share having been transferred to the trustee of the P&O Princess Special Voting Trust), (viii) guarantees by the Company of Carnival Corporation’s contractual monetary obligations under the Debt Securities pursuant to sections 15.1 and 15.2 of the Senior Indenture (as defined below) and sections 16.1 and 16.2 of the Subordinated Indenture (as defined below) governing the Debt Securities (the PLC Guarantees), (ix) Company’s senior debt securities (PLC Senior Debt Securities) and subordinated debt securities (PLC Subordinated Debt Securities and, together with the PLC Senior Debt Securities, the PLC Debt Securities), consisting of notes, debentures and/or other evidences of indebtedness denominated in United States dollars or any other currency, and (x) guarantees by Carnival Corporation of the Company’s contractual monetary obligations under the PLC Debt Securities pursuant to sections 15.1 and 15.2 of the PLC Senior Indenture (as defined below) and sections 16.1 and 16.2 of the PLC Subordinated Indenture (as defined below) governing the PLC Debt Securities.

3.        We are acting as English legal advisers to the Company for the purposes of giving this opinion. In so acting, we have examined the following documents:

(a)	the Registration Statement to be filed under the Act;

(b)	a copy of the current Articles of Association of the Company in force as at 9 March 2015;

(c)	a search carried out on 9 March 2015 (carried out by us or by ICC Information Ltd on our behalf) of the public documents of the Company kept at the Registrar of Companies of England and Wales (the Company Search);

(d)	an extract of minutes of a meeting of the Board of Directors of the Company held on 11 March 2003 authorising the issue and allotment of the Special Voting Share to Carnival Corporation;

(e)	a certificate issued to us by the corporate counsel of the Company dated 9 March 2015 and headed “Counsel’s Certificate” (certifying to us that, amongst other matters, the Special Voting Share has been duly authorised, validly issued and is fully paid and non-assessable (the Counsel’s Certificate); and

(f)	certificates issued to us by the corporate counsel of the Company dated 10 March 2009 and 5 March 2012 (the Historic Certificates),

(together, the Documents) and relied upon the statements as to factual matters contained in or made pursuant to each of the above mentioned documents.

ASSUMPTIONS

4.        In considering the Documents and rendering this opinion we have with your consent and without any further enquiry assumed:

(a)	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

(c)	Drafts: that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed and delivered in the form of that draft or specimen;

(d)	Counsel’s Certificates: that each of the statements contained in the Counsel’s Certificate and the Historic Certificate (and in the schedules to each of the Counsel’s Certificate and the Historic Certificate) is true and correct as at the date hereof;

(e)	Indentures:

(i)	that the senior indenture to be entered into between Carnival Corporation, the Company, as guarantor, and U.S. Bank, National Association (U.S. Bank), as Trustee (the Senior Indenture) and the subordinated indenture to be entered into between Carnival Corporation, the Company, as guarantor, and U.S. Bank as Trustee (the Subordinated Indenture and, together with the Senior Indenture, the Indentures) has been duly authorised, executed and delivered by each of the parties thereto in accordance with all applicable laws (other than in the case of the Company, the laws of England); and

(ii)	that the senior indenture to be entered into between the Company, Carnival Corporation as guarantor, and U.S. Bank as Trustee (the PLC Senior Indenture) and the subordinated indenture to be entered into between the Company, Carnival Corporation as guarantor, and U.S. Bank as Trustee (the PLC Subordinated Indenture and, together with the PLC Senior Indenture, the PLC Indentures) has been duly authorised, executed and delivered by each of the parties thereto in accordance with all applicable laws (other than in the case of the Company, the laws of England);

(f)	Binding nature of PLC Debt Securities: that where the specific terms of a particular issuance of PLC Debt Securities have been duly authorised by the Company and such PLC Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the terms of the PLC Indentures, such PLC Debt Securities will constitute legal, valid and binding obligations of the Company thereto enforceable under all applicable laws including the laws of the State of New York by which they are expressed to be governed (other than in the case of the Company, the laws of England);

(g)	Authorisation of issuance of PLC Debt Securities: that the directors of the Company in authorising execution, authentication, issuance and delivery of the PLC Debt Securities will exercise their powers in accordance with their duties under all applicable laws and the Articles of Association of the Company;

(h)	Binding nature of PLC Guarantees: that PLC Guarantees will constitute legal, valid and binding obligations of the Company thereto enforceable under all applicable laws including the laws of the State of New York by which they are expressed to be governed (other than in the case of the Company, the laws of England);

(i)	Arm’s length nature of PLC Guarantees: that PLC Guarantees will be entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto;

(j)	Performance of PLC Guarantees: that PLC Guarantees will be performed in accordance with their terms;

(k)	Authorisation of PLC Indenture and PLC Guarantees: that the directors of the Company in authorising execution of PLC Indentures and PLC Guarantees exercised their powers in accordance with their duties under all applicable laws and the Articles of Association of the Company;

(l)	Delivery of PLC Guarantees: that PLC Guarantees will be delivered by the Company;

(m)	Company Search: that the information revealed by the Company Search: (i) was accurate in all respects and has not since the time of such search been altered; and (ii) was complete, and included all relevant information which had been properly submitted to the Registrar of Companies;

(n)	Winding-Up Enquiry: that the information revealed by our oral enquiry on 9 March 2015 of the Central Registry of Winding-Up Petitions (the Winding-Up Enquiry) was accurate in all respects and has not since the time of such enquiry been altered;

(o)	Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Documents or which have not been disclosed to us that may affect the validity or enforceability of the Documents or any obligation therein or otherwise affect the opinions expressed in this opinion;

(p)	Anti-terrorism, money laundering: that the parties have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and that performance and enforcement of the Documents is, and will continue to be, consistent with all such laws and regulations;

(q)	Board Meetings: that all meetings of the board of directors of the Company required by law or regulation or pursuant to the provisions of the Articles of Association of the Company to authorise the issue and allotment of the Special Voting Share were properly constituted and convened, quorate throughout and properly held and the extract of the minutes of that meeting referred to in paragraph 3(d) above is a true and accurate description of the resolution passed at that meeting and the resolution remains in force and has not been revoked, rescinded or amended and is in full force and effect;

(r)	Secondary Legislation: that all UK secondary legislation relevant to this opinion is valid, effective and enacted within the scope of the powers of the relevant rule-making authorities;

(s)	Representations: that the representations and warranties by the parties in the Documents in any case (other than as to matters of law on which we opine in this opinion) are or were, as applicable, true, correct, accurate and complete in all respects on the date such representations and warranties were expressed to be made and that the terms of the Documents have been and will be observed and performed by the parties thereto;

(t)	that the directors of the Company, in authorising the issue and allotment of the Special Voting Share, exercised their powers in accordance with their duties under all applicable laws and the Articles of Association of the Company;

(u)	that any meetings of the members of the Company required by law or regulation or pursuant to the provisions of the Articles of Association of the Company to authorise the issue and allotment of the Special Voting Share were properly constituted and convened, quorate throughout and properly held, and that the necessary resolutions were properly passed at those meetings, and such resolutions remain in force and have not been revoked, rescinded or amended and are in full force and effect;

(v)	that the Company had sufficient authorised capital at the time of the issue and allotment of the Special Voting Share to effect such issue and allotment;

(w)	that the Company had sufficient authority to allot the Special Voting Share pursuant to section 80 of the Companies Act 1985 or any preceding legislation at the time of such allotment;

(x)	that all required filings with respect to the issue and allotment of the Special Voting Share have been made with the Registrar of Companies of England and Wales;

(y)	that the Company complied with all applicable pre-emption rights, whether pursuant to law, regulation or the Articles of Association of the Company, at the time of the issue and allotment of the Special Voting Share;

(z)	that at the time of the issue and allotment of the Special Voting Share and at the date of this opinion: (i) no proposal had been made for a voluntary arrangement, and no moratorium had been obtained, in relation to the Company under the Insolvency Act 1986 or any preceding legislation; (ii) the Company had not given any notice in relation to or passed any voluntary winding-up resolution; (iii) no application had been made or petition presented to a court, and no order had been made by a court, for the winding-up or administration of the Company, and no step had been taken to dissolve the Company; (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer had been appointed in relation to the Company or any of its assets or revenues, and no notice had been given or filed in relation to the appointment of such an officer; and (v) no insolvency proceedings or analogous procedures had been commenced in any jurisdiction outside England and Wales;

(aa)	that the Special Voting Share is at today’s date fully paid; and

(bb)	that all other consents, licences, approvals, notices, filings, recordations, publications and registrations required by law or regulation or pursuant to the provisions of the Articles of Association of the Company have been made or obtained, or will be made or obtained within the period permitted or required by such laws, regulations or provisions.

OPINION

5.        Based and relying solely upon the foregoing and the matters set out in paragraphs 6 and 7 below and excluding any matters not disclosed to us, we are of the opinion that:

(a)	the Company has been duly incorporated and registered in England and Wales as a public company limited by shares under the Companies Act 2006, as amended, and the Company Search and Winding-up Enquiry revealed no application, petition, order or resolution for the administration or winding up of the Company and no notice of appointment of, or intention to appoint, a receiver or administrator in respect of the Company;

(b)	the Company has the corporate power and capacity (which has not been revoked) to enter into and perform its obligations under the PLC Indentures, the PLC Debt Securities and PLC Guarantees and the execution and performance of the PLC Indentures, the PLC Debt Securities and the PLC Guarantees has been duly authorised by all necessary corporate actions on the part of the Company and the execution and performance of the PLC Indentures, the PLC Debt Securities and the PLC Guarantees does not violate the Articles of Association or any other relevant organizational documents of the Company or the laws of England and Wales applicable thereto; and

(c)	the Special Voting Share has been duly authorised and validly issued and is non-assessable.

For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Special Voting Share means under English law that the holder of such share, in respect of which all amounts due on such share as to the nominal amount and any premium thereon have been fully paid, will be under no further obligation to contribute to the liabilities of the Company solely in its capacity as holder of such share.

QUALIFICATIONS

6.        Our opinion is subject to the following qualifications:

(a)	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding-up of a company; or

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross-Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

(b)	Winding-Up Enquiry: the Winding-Up Enquiry relates only to the presentation of: (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(i)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-Up Petitions immediately;

(ii)	in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-Up Petitions;

(iii)	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry, and the making of such order may not have been entered on the records immediately;

(iv)	details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)	with regard to winding-up petitions, the Central Registry of Winding-Up Petitions may not have records of winding-up petitions issued prior to 1994;

(c)	no opinion is given as to whether or not any court will take jurisdiction, or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any relief ancillary to proceedings commenced in a foreign court;

(d)	we express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law; and

(e)	this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time.

OBSERVATIONS

7.        We should also like to make the following observations:

(a)	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including the statements of foreign law, or the reasonableness of any statement or opinion or intention contained in or relevant to the Registration Statement or any other document referred to herein, or that no material facts have been omitted therefrom;

(b)	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to herein, or that no material facts have been omitted therefrom.

8.        This opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with current English law. Accordingly, we express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts. In particular, we express no opinion on European Community law as it affects any jurisdiction other than England. We also express no opinion as to whether or not a foreign court (applying its own conflict of law rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law. We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.3 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

9.         This opinion is given to you for your benefit and for the purposes of the Registration Statement to be filed under the Act. It is not to be transmitted to any other person nor is it to be relied upon by any other person or for any purposes or quoted or referred to in any public document without our prior written consent, except that we consent to the filing of this opinion as an exhibit to the Registration Statement.

GOVERNING LAW AND JURISDICTION

10.        This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

11.        The English courts shall have exclusive jurisdiction, to which you and we submit, in relation to all disputes arising out of or in connection with this opinion, including, without limitation, disputes arising out of or in connection with: (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion; and (ii) any non-contractual obligations arising out of or in connection with this opinion.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP